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                                                                     EXHIBIT 5.1

                                        June 12, 1998

RCN Corporation
105 Carnegie Center
Princeton, New Jersey 08540-6215

Ladies and Gentlemen:

        We have acted as special counsel to RCN Corporation, a Delaware company ("RCN"), in connection with the preparation of a Registration Statement (Commission File No. 333-53373) on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 12,921,348 shares of Common Stock, par value $1.00 per share, of RCN (the "Common Stock"). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

        We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than RCN, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of,
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RCN Corporation                     2                              June 12, 1998

certificates and oral or written statements and other information of or from public officials, officers or representatives of RCN and others.

        Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the shares of Common Stock to be sold by the Selling Stockholders have been validly issued and are fully paid and nonassessable and (ii) when the shares of Common Stock to be sold by RCN are issued and delivered against payment of the agreed consideration therefor in accordance with the Underwriting Agreement referred to in the Prospectus, the shares to be issued and sold by RCN will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to any related supplemental Registration Statement filed pursuant to Rule 462 (b) of the Securities Act and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

        The opinions expressed herein are solely for your benefit and may not be relied upon for any purpose except as specifically provided for herein, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.


                                                Very truly yours,

                                                /s/ Davis Polk & Wardell